Exhibit 99.1
FOR IMMEDIATE RELEASE
Assisted Living Concepts, Inc. Announces 2007 First Quarter Results.
Continues To Successfully Position Towards A Higher Private Pay Mix.
First Quarter Highlights:
•	Net income from continuing operations up 37.7% from the pro forma first quarter of 2006

•	Private pay census 6.1% over the pro forma first quarter of 2006

•	Planned Medicaid population reductions were 14.2% from the first quarter

•	Adjusted EBITDAR margins of 29.2%
MILWAUKEE, WISCONSIN — Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported $4.7 million of net income and net income from continuing operations in the 2007 first quarter as compared to net income and net income from continuing operations of $2.3 million and $3.5 million, respectively in the 2006 first quarter.
“During the first quarter of 2007 we continued to move forward with our overall strategy of growing our private pay occupancy and reducing our reliance on Medicaid funding as a percentage of revenue,” commented Laurie Bebo, President and Chief Executive Officer of Assisted Living Concepts, Inc. “In addition, we accomplished other strategic goals to further improve our position for future operational performance. We decreased our Medicaid unit occupancy an average of 226 units in the first quarter 2007 over fourth quarter 2006. This provides us with additional opportunity for private pay occupancy growth in 2007.”
On a fully diluted basis, earnings per share were $0.07 and $0.03 in the March 31, 2007 and 2006 quarter, respectively and earnings per share from continuing operations were $0.07 and $0.05 in the quarters ended March 31, 2007 and 2006, respectively.
Until November 10, 2006, ALC was a wholly owned subsidiary of Extendicare Inc. (“Extendicare”) , now known as Extendicare Real Estate Investment Trust (TSX: EXE.UN). The financial results reported until that time reflect the combined historical financial statements of the assisted living operations of Extendicare in the United States. As of March 31, 2007, ALC operated 207 assisted living residences representing 8,324 units.
Certain pro forma adjustments in the three month period ended March 31, 2006 are necessary to reflect the ongoing operations of ALC following the November 10, 2006 separation of ALC from Extendicare. These adjustments remove data related to assets and liabilities that were not transferred to ALC in connection with the separation, including: (i) three assisted living facilities (168 units) that were closed in the three months ended March 31, 2006 and (ii) two free-standing assisted living facilities (141 units) and another 129 assisted living units contained in skilled nursing facilities that were retained by Extendicare.
Pro forma income statement information for the three months ended March 31, 2006 is included for informational purposes and does not purport to reflect the results of operations of ALC that would have occurred had ALC operated as a separate independent company in that period. The pro forma financial statements do not reflect the additional cost of being a publicly listed company nor do they remove any interest expense related to the capital structure prior to the separation.
The basic weighted average number of shares of common stock is based upon the number of shares of Class A and Class B common stock of ALC outstanding. For purposes of determining the diluted weighted average number of shares, the Class B shares were deemed to have been converted into Class A shares at the 1 to 1.075 conversion rate applicable to the Class B common stock. This resulted in an additional 0.7 million shares included in the fully diluted weighted average number of shares outstanding in the quarter ended March 31, 2007. For the three month period ended March 31, 2006, the basic average number of shares of common stock was determined by adding the number of outstanding Subordinate Voting Shares and the number of Multiple Voting shares of Extendicare upon completion of the separation which was equal to the number of shares of Class A and Class B common stock of ALC distributed in conjunction with the separation. For purposes of determining the diluted weighted average number of shares, the Multiple Voting Shares were deemed to have been converted into Subordinated Voting Shares at the 1 to 1.075 conversion rate applicable to the Class B common stock. This resulted in an additional 0.9 million shares included in the diluted weighted average number of shares outstanding in the quarter ended March 31, 2006.
First quarters ended March 31, 2007 and 2006 and the fourth quarter ended December 31, 2006
Revenues increased $0.7 million or 1.3 % to $57.5 million during the 2007 first quarter from $56.8 million in the 2006 first quarter and decreased $1.0 million or 1.8% from the fourth quarter of 2006.
Adjusted EBITDA increased $0.2 million or 1.4% to $13.1 million during the 2007 first quarter from $12.9 million in the 2006 first quarter and decreased $0.8 million or 5.6% from the fourth quarter of 2006. As a percent of revenue, adjusted EBITDA for the 2007 first quarter was unchanged from the 2006 quarter at 22.7% and decreased from 23.7% in the fourth quarter of 2006.
Adjusted EBITDAR increased $0.4 million or 2.4% to $16.8 million during the 2007 first quarter from $16.4 million in the 2006 first quarter and decreased $0.8 million or 4.4% from the fourth quarter of 2006. As a percent of revenue, adjusted EBITDAR for the 2007 first quarter increased to 29.2% compared to 28.9% in the 2006 first quarter and decreased from 30.0% in the fourth quarter of 2006.
See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliations of net income to adjusted EBITDA and adjusted EBITDAR.
Quarter ended March 31, 2007 compared to the quarter ended March 31, 2006
Increased revenues in the March 31, 2007 quarter were primarily due to higher average daily revenue as a result of an increase of 298 units occupied by our private pay residents ($2.6 million), rate increases ($1.4 million), and revenue from the current tenant of ALC’s recently purchased corporate office ($0.2 million), partially offset by a decrease of 288 units occupied by Medicaid residents ($1.7 million) and decreases in revenues associated with the properties retained by Extendicare (270 units) that were included only in the 2006 period ($1.4 million) and in revenues associated with the amortization of below market leases from Extendicare’s 2005 acquisition of ALC which ended in January 2007 ($0.4 million).
The $0.2 million increase in adjusted EBITDA resulted primarily from the growth in revenues discussed above ($0.7 million) and reductions in residence operations expenses ($0.2 million), partially offset by increased residence lease expense and general and administrative expense items ($0.7 million after adjusting for non-cash equity compensation expense in the 2006 quarter of $0.3 million). The $0.2 million reduction in residence operations expenses resulted primarily from residences retained by Extendicare which were included only in the 2006 first quarter ($1.1 million), partially offset by inflationary factors ($0.9 million).
Adjusted EBITDA margins in the first quarter of 2007 remained unchanged from the first quarter of 2006. Margin improvement resulting from improved private pay mix and rate increases in the first quarter of 2007 were offset by the increased general and administrative expenses discussed above.
In the first quarter of 2007, rental expense increased by $0.2 million over the first quarter of 2006 . Other than the increase in rental expense, adjusted EBITDAR increased for the same reasons as explained in adjusted EBITDA above.
See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliations of net income to adjusted EBITDA and adjusted EBITDAR.
Quarter ended March 31, 2007 compared to the quarter ended December 31, 2006
Revenues in the first quarter of 2007 declined from the quarter ended December 31, 2006 primarily due to a decrease of 264 units occupied by our Medicaid residents ($1.4 million), two less days in the first quarter 2007 reporting period (90 days in the quarter ended March 31, 2007 vs. 92 in the quarter ended December 31, 2006) ($1.3 million), and decreases in revenues associated with the properties retained by Extendicare (270 units) that were included only in the 2006 period ($0.5 million)

and in revenues associated with the amortization of below market leases from Extendicare’s 2005 acquisition of ALC which ended in January 2007 ($0.1 million), partially offset by a higher average daily revenue as a result of rate increases ($2.0 million) and an increase of 18 units occupied by our private pay residents ($0.2 million).
The $0.8 million decrease in adjusted EBITDA resulted primarily from lower revenues in the first quarter of 2007 as compared to the fourth quarter of 2006 as discussed above ($1.0 million), partially offset by a reduction in residence operations expenses ($0.2 million). The reduction in residence operations expenses resulted primarily from residences retained by Extendicare which were included for a portion of the 2006 fourth quarter ($0.4 million), partially offset by inflationary factors ($0.2 million).
Adjusted EBITDA margins in the first quarter of 2007 declined from the fourth quarter of 2006 as improvements in private pay mix were offset by expense increases.
Rental expense remained substantially unchanged in the 2006 and 2007 periods. Adjusted EBITDAR increased for the same reasons as explained in adjusted EBITDA above.
See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliations of net income to adjusted EBITDA and adjusted EBITDAR.
First quarter ended March 31, 2007 and pro forma quarters ended March 31, 2006 and December 31, 2006
Revenues increased $2.2 million or 3.9 % to $57.5 million during the 2007 first quarter from $55.4 million in the pro forma 2006 first quarter and decreased $0.5 million or 0.9% from the pro forma fourth quarter of 2006.
For the reasons discussed above, adjusted EBITDA increased $0.5 million or 3.7% to $13.1 million during the 2007 first quarter from $12.6 million in the pro forma 2006 first quarter and decreased $0.7 million or 5.2% from the pro forma fourth quarter of 2006. As a percent of revenue, adjusted EBITDA for the 2007 first quarter decreased to 22.7% compared to 22.8% in the pro forma 2006 first quarter and decreased from 23.8% in the pro forma fourth quarter of 2006.
For the reasons discussed above, adjusted EBITDAR increased $0.7 million or 4.2% to $16.8 million during the 2007 first quarter from $16.1 million in the pro forma 2006 first quarter and decreased $0.7 million or 4.1% from the pro forma fourth quarter of 2006. As a percent of revenue, adjusted EBITDAR for the 2007 first quarter increased to 29.2% compared to 29.1% in the 2006 first quarter and decreased from 30.2% in the pro forma fourth quarter of 2006.
See attached tables for pro forma and non-GAAP reconciliation information and definitions of adjusted EBITDA and adjusted EBITDAR.
Pro forma Adjustments
Pro forma adjustments to revenue, adjusted EBITDA and adjusted EBITDAR in the first quarter of 2006 included revenues associated with the properties retained by Extendicare (270 units) that were included only in the 2006 period ($1.4 million, $0.3 million and $0.3 million, respectively). No pro forma adjustments were necessary in the 2007 financial information.
Pro forma adjustments to revenue, adjusted EBITDA and adjusted EBITDAR in the fourth quarter of 2006 included revenues associated with the properties retained by Extendicare (270 units) that were included only in the 2006 period ($0.5 million, $0.1 million and $0.1 million, respectively).
See attached tables for pro forma and non-GAAP reconciliation information and definitions of adjusted EBITDA and adjusted EBITDAR.
About Us
Assisted Living Concepts, Inc. of Milwaukee, Wisconsin, separated from Extendicare Inc. on November 10, 2006 and is an operator of assisted living residences in the United States. ALC and its subsidiaries operate 207 assisted living residences with capacity for over 8,300 residents in 17 states. ALC’s assisted living facilities typically consist of 35 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,500 people.

ALC has scheduled a conference call on May 4, 2007 at 10:00 a.m. (ET) to discuss its financial results for the first quarter. The toll-free number for the live call is 800-475-4971; the passcode is 8902807, and the leader name is Laurie Bebo. A taped rebroadcast will be available approximately one hour following the live call until midnight on June 4, 2007. To access the rebroadcast of the call, click on the Investor Relations section of ALC’s website: www.alcco.com.
The attached statements reflect certain reclassifications to the prior period figures to conform to the 2007 presentation.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations including management’s expectations about its expansion plans and plans to improve private payer mix, are forward-looking statements. These forward-looking statements can be identified as such because the statements generally include words such as “expect”, “intend”, “will”, “anticipate”, “believe”, “estimate”, “plan”, “strategy” or “objective” or other similar expressions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties related to these statements, other risks and uncertainties are identified in ACL’s filings with United States Securities and Exchange Commissions and include, but are not limited to, the following: changes in the health care industry in general and the long-term care industry in particular because of political and economic influences; changes in regulations governing the industry and ACL’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information, and ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (414) 908-8160
Fax: (414) 908-8212
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Income
(In thousands, except earnings per share)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenues	$57,521	$56,776

Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	37,758	37,917
General and administrative	2,987	2,751
Residence lease expense	3,699	3,488
Depreciation and amortization	4,181	4,123
Transaction costs	56	—

Total operating expenses	48,681	48,279

Income from operations	8,840	8,497
Other expense:
Interest expense, net	(1,215)	(2,830)

Income from continuing operations before income taxes	7,625	5,667
Income tax expense	(2,898)	(2,189)

Net income from continuing operations.	4,727	3,478
Loss from discontinued operations, net of taxes	—	(1,168)

Net income	$4,727	$2,310

Weighted average common shares:
Basic	69,482	69,322
Diluted	70,205	70,205
Per share data:
Basic earnings per common share:
Income from continuing operations	$0.07	$0.05
Loss from discontinued operations	—	(0.02)

Net income	$0.07	$0.03

Diluted earnings per common share:
Income from continuing operations	$0.07	$0.05
Loss from discontinued operations	—	(0.02)

Net income	$0.07	$0.03

Adjusted EBITDA (1)	$13,083	$12,898

Adjusted EBITDAR (1)	$16,782	$16,386

(1)	See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliations of net income to adjusted EBITDA and adjusted EBITDAR

ASSISTED LIVING CONCEPTS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31,	December 31,
ASSETS	2007	2006
	(Unaudited)
Current Assets:
Cash and cash equivalents	$28,396	$19,951
Investments	4,938	5,332
Accounts receivable, less allowances of $936 and $1,086 respectively	5,180	5,395
Supplies, prepaid expenses and other current assets	7,828	8,178
Income tax receivable	—	90
Deferred income taxes	1,325	1,552

Total current assets	47,667	40,498
Property and equipment, net	374,943	374,612
Goodwill and other intangible assets, net	17,569	18,102
Restricted cash	9,949	10,947
Other assets	3,292	3,181

Total Assets	$453,420	$447,340

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,120	$5,134
Accrued liabilities	20,022	19,580
Current maturities of long-term debt	2,781	2,732
Income taxes payable	2,219	—
Current portion of self-insured liabilities	300	300

Total current liabilities	29,442	27,746
Accrual for self-insured liabilities.	1,164	1,171
Long-term debt	87,187	87,904
Deferred income taxes	5,470	5,146
Other long-term liabilities	8,755	8,535

Total Liabilities	132,018	130,502

Preferred stock, par value $0.01 per share, 25,000,000 shares authorized, none issued or outstanding	—	—
Series A Common Stock, par value $0.01 per share, 400,000,000 authorized 60,056,892 issued and outstanding	601	595
Series B Common Stock, par value $0.01 per share, 75,000,000 authorized 9,440,074 issued and outstanding	94	100
Additional paid-in capital	313,553	313,474
Accumulated other comprehensive income	288	530
Retained earnings	6,866	2,139

Total Stockholders’ Equity	321,402	316,838

Total Liabilities and Stockholders’ Equity	$453,420	$447,340

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended March 31,
	2007	2006
OPERATING ACTIVITIES:
Net income	$4,727	$2,310
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,181	4,177
Amortization of purchase accounting adjustments for:
Leases and debt	(215)	(131)
Below market resident leases.	(39)	(475)
Provision for bad debt	150	139
Provision for self-insured liabilities	150	177
Payments of self-insured liabilities	(143)	(117)
Loss on impairment of long-lived assets and discontinued operations	—	1,722
Deferred income taxes.	551	240
Equity-based compensation expense	6	278
Changes in assets and liabilities:
Accounts receivable	65	(333)
Supplies, prepaid expenses and other current assets	350	(171)
Accounts payable.	(1,014)	(917)
Accrued liabilities	442	645
Income taxes payable/ receivable	2,461	1,557
Changes in other non-current assets	887	(64)
Other long-term liabilities	353	232
Current due to stockholder and affiliates	—	2,882

Cash provided by operating activities	12,912	12,151

INVESTING ACTIVITIES:
Payments for new construction projects	(1,152)	(771)
Payments for purchases of property and equipment	(2,827)	(1,425)

Cash used in investing activities	(3,979)	(2,196)

FINANCING ACTIVITIES:
Capital contributions (distributions) from (to) Extendicare.	73	(35)
Repayment of interest bearing advances to Extendicare	—	(6,500)
Payments of long-term debt.	(561)	(516)

Cash used in financing activities	(488)	(7,051)

Increase in cash and cash equivalents	8,445	2,904
Cash and cash equivalents, beginning of year	19,951	6,439

Cash and cash equivalents, end of period.	$28,396	$9,343

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest.	$1,792	$2,946
Income tax payments, net of refunds	(113)	129

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics

All continuing residences*	Three months ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Average Occupied Units by Payer Source
Private	5,219	5,201	4,921
Medicaid	1,741	1,967	2,029

Total	6,960	7,168	6,950

Occupancy Mix by Payer Source
Private	75.0%	72.6%	70.8%
Medicaid	25.0%	27.4%	29.2%

Percent of Revenue by Payer Source
Private	81.4%	79.5%	78.1%
Medicaid	18.6%	20.5%	21.9%

Average Revenue per Occupied Unit Day by Payer Source
Private	$99.18	$95.87	$96.83
Medicaid	$67.98	$65.36	$65.70
Combined	$91.38	$87.48	$87.74

Occupancy Percentage	83.7%	86.4%	84.2%

*	Continuing residences include all residents except (i) two freestanding residences and an additional 129 assisted living units contained in skilled nursing facilities that were retained by Extendicare and (ii) residences classified in the financial statements as discontinued operations.
In the first quarter of 2007, we enhanced our ability to track double occupied units and changed our method for calculating statistics relating to average occupied units and average revenue per occupied unit. Previously, our operating statistics reported all second residents of double occupied units as private pay residents, whether or not they were private pay or Medicaid residents. Because these second residents of double occupied units were then subtracted from the number of private pay residents to determine the number of occupied units, this methodology had the effect of somewhat understating our number of private pay occupied units and overstating our Medicaid occupied units. It also had the effect of somewhat overstating average revenue per occupied unit for private pay units and understating it for Medicaid units. The change in methodology has no impact on our previously reported income or cash flow and no material effect on our financial and operating statistics. See attached tables reconciling previously reported financial and operating statistics for all continuing residences.
Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
     Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use adjusted EBITDA and adjusted EBITDAR as key performance indicators and adjusted EBITDA and adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.

     We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe adjusted EBITDA and adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
     We report specific line items separately, and exclude them from adjusted EBITDA and adjusted EBITDAR because such items are transitional in nature, and would otherwise distort historical trends. In addition, we use adjusted EBITDA and adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use adjusted EBITDA and adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present adjusted EBITDA and adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.
Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
     The following table sets forth a reconciliation of net income to adjusted EBITDA and adjusted EBITDAR (in thousands):

	Three Months Ended
	March 31,
	2007	2006
Net income	$4,727	$2,310
Loss from discontinued operations, net of tax benefit	—	1,168
Provision for income taxes	2,898	2,189

Income from continuing operations before income taxes	7,625	5,667
Add:
Depreciation and amortization	4,181	4,123
Interest expense, net	1,215	2,830
Transaction costs	56	—
Non-cash equity based compensation expense	6	278

Adjusted EBITDA	13,083	12,898
Add: Lease expense	3,699	3,488

Adjusted EBITDAR	$16,782	$16,386

The following table sets forth the calculations of adjusted EBITDA and adjusted EBITDAR percentages (in thousands except percentages):

	Three Months Ended
	March 31,
	2007	2006
Revenues	$57,521	$56,776

Adjusted EBITDA	$13,083	$12,898

Adjusted EBITDAR	$16,782	$16,386

Adjusted EBITDA as percent of total revenue	22.7%	22.7%

Adjusted EBITDAR as percent of total revenue	29.2%	28.9%

Assisted Living Concepts, Inc.
Pro Forma and Non-GAAP Reconciliation Information
(in thousands, except earnings per share data)

	Three Months Ended
	March 31, 2006
	Actual		Adjustments		Pro Forma
Revenues	$56,776		$(1,422	)(A)	$55,354

Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	37,917		(1,146	)(A)	36,771
General and administrative	2,751		—		2,751
Residence lease expense	3,488		(1	)(A)	3,487
Depreciation and amortization	4,123		(189	)(A)	3,934
Transaction costs	—		—		—

Total operating expenses	48,279		(1,336)		46,943

Income from operations	8,497		(86)		8,411
Other expense:
Interest expense, net	(2,830)		10	(A)	(2,820)

Income from continuing operations before income taxes	5,667		(76)		5,591
Income tax expense	(2,189)		30	(B)	(2,159)

Income from continuing operations	3,478		(46)		3,432
Loss from discontinued operations, net of tax	(1,168)		1,168		—

Net income.	$2,310		$1,122		$3,432

Pro forma basic weighted average shares .	69,322	(C)	—		69,322	(C)
Pro forma diluted weighted average shares	70,205	(C)	—		70,205	(C)
Adjusted EBITDA	$12,898		$(275)		$12,623

Adjusted EBITDAR	$16,386		$(276)		$16,110

Basic pro forma earnings per share					$0.05

Diluted pro forma earnings per share					$0.05

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
INFORMATION ASSISTED LIVING CONCEPTS, INC.
     The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:
     (A) To remove operations (including related depreciation and amortization and lease costs) of three discontinued assisted living facilities (168 units) and two free-standing EHSI assisted living facilities (141 units) and another 129 assisted living units contained within skilled nursing facilities were not transferred to ALC. These assets and operations are included in the historical statements of income through November 10, 2006.
     (B) To reflect the income tax effect of the other pro forma adjustments at applicable income tax rates.
     (C) The basic weighted average shares of common stock at March 31, 2006 was determined from the number of outstanding Subordinate Voting Shares of Extendicare on the separation date, November 10, 2006, which would have approximated the number of outstanding shares of Class A common stock, and the number of outstanding Multiple Voting Shares of Extendicare, which would have approximated the number of outstanding shares of Class B common stock. For purposes of determining the diluted weighted average shares, the Multiple Voting Shares were deemed to have been converted into Subordinate Voting Shares at the 1 to 1.075 conversion ratio applicable to the Class B common stock. This conversion feature resulted in an additional 0.9 million shares included in the diluted weighted average shares outstanding.
Pro forma adjusted EBITDA and adjusted EBITDAR
The following table sets forth a reconciliation of pro forma net income to adjusted EBITDA and adjusted EBITDAR for the quarter ended March 31, 2006. No pro forma adjustments were necessary for the quarter ended March 31, 2007. (in thousands)

2006
Pro forma net income	$3,432
Pro forma provision for income taxes	2,159

Pro forma income from continuing operations before income taxes	5,591
Add:
Pro forma depreciation and amortization	3,934
Pro forma interest expense, net.	2,820
Non-cash equity based compensation	278

Pro forma adjusted EBITDA	12,623
Add: Pro forma lease expense	3,487

Pro forma adjusted EBITDAR	$16,110

The following table sets forth the pro forma calculations of adjusted EBITDA and adjusted EBITDAR percentages for the quarter ended March 31, 2006. No pro forma adjustments were necessary in the quarter ended March 31, 2007. (in thousands except percentages)

2006
Pro forma revenues.	$55,354

Pro forma adjusted EBITDA	$12,623

Pro Forma adjusted EBITDAR	$16,110

Pro Forma adjusted EBITDA as percent of total pro forma revenue	22.8%

Pro forma adjusted EBITDAR as percent of total pro forma revenue	29.1%

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics Reconciliation Information
All Continuing Residences

	Three Months Ended December 31, 2005
	Originally
	Reported	Adjustments	Revised
Average Occupied Units by Payer Source
Private	4,932	67	4,999
Medicaid	2,123	(67)	2,056

Total	7,055	—	7,055

Occupancy Mix by Payer Source
Private	69.9%	1.0%	70.9%
Medicaid	30.1%	-1.0%	29.1%

Average Revenue per Occupied Unit Day by Payer Source
Private	$91.35	$(1.23)	$90.12
Medicaid	$62.97	$2.07	$65.04

	Year Ended December 31, 2005
	Originally
	Reported	Adjustments	Revised
Average Occupied Units by Payer Source
Private	4,990	67	5,057
Medicaid	2,113	(67)	2,046

Total	7,103	—	7,103

Occupancy Mix by Payer Source
Private	70.3%	0.9%	71.2%
Medicaid	29.7%	-0.9%	28.8%

Average Revenue per Occupied Unit Day by Payer Source
Private	$89.15	$(0.36)	$88.79
Medicaid	$62.21	$2.26	$64.47

	Three Months Ended September 30, 2006
	Originally
	Reported	Adjustments	Revised
Average Occupied Units by Payer Source
Private	5,063	47	5,110
Medicaid	2,035	(47)	1,988

Total	7,098	—	7,098

Occupancy Mix by Payer Source
Private	71.3%	0.7%	72.0%
Medicaid	28.7%	-0.7%	28.0%

Average Revenue per Occupied Unit Day by Payer Source
Private	$96.51	$(0.99)	$95.52
Medicaid	$65.55	$1.54	$67.09

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics Reconciliation Information
All Continuing Residences (continued)

	Three Months Ended December 31, 2006
	Originally
	Reported	Adjustments	Revised
Average Occupied Units by Payer Source
Private	5,163	38	5,201
Medicaid	2,005	(38)	1,967

Total	7,168	—	7,168

Occupancy Mix by Payer Source
Private	72.0%	0.6%	72.6%
Medicaid	28.0%	-0.6%	27.4%

Average Revenue per Occupied Unit Day by Payer Source
Private	$96.54	$(0.67)	$95.87
Medicaid	$64.13	$1.23	$65.36

	Year Ended December 31, 2006
	Originally
	Reported	Adjustments	Revised
Average Occupied Units by Payer Source
Private	5,012	46	5,058
Medicaid	2,037	(46)	1,991

Total	7,049	—	7,049

Occupancy Mix by Payer Source
Private	71.1%	0.7%	71.8%
Medicaid	28.9%	-0.7%	28.2%

Average Revenue per Occupied Unit Day by Payer Source
Private	$96.90	$(0.89)	$96.01
Medicaid	$64.29	$1.48	$65.77